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                                                                     Exhibit 5.3


                                 April 30, 1992

Calamos Asset Management, Inc.
2001 Spring Road, Suite 750
Oak Brook, Illinois 60521

Ladies and Gentlemen:

     Management Agreement
     --------------------

     Pursuant to paragraph l(a) of the Management Agreement between CFS Investment Trust and Calamos Asset Management, Inc. dated July 5, 1988, we hereby notify you that the board of trustees of CFS Investment Trust has established an additional Sub-Trust designated Calamos Convertible Fund, and has appointed you as Manager to act as manager and investment adviser to that Sub-Trust on the terms and conditions set forth in the Agreement, except that the advisory fee schedule applicable to the Sub-Trust designated Calamos Convertible Fund shall be 1/12 of .75% of the first $150 million of monthly average net assets, and 1/12 of .50% of monthly average net assets in excess of $150 million.


                                Very truly yours,

                                CFS INVESTMENT TRUST


                                By  /s/ Robert M. Slotky
                                    --------------------
                                    Robert M. Slotky
                                    Vice President and Secretary

     Appointment as Manager for the Sub-Trust designated Calamos Convertible Fund accepted this 30th day of April, 1992.


                                CALAMOS ASSET MANAGEMENT, INC.



                                By  /s/ Robert M. Slotky
                                    --------------------
                                    Robert M. Slotky
                                    Senior Vice President